ECOPLUS, INC.

DESIGNATIONS,

PREFERENCES AND RIGHTS

OF SERIES C PREFERRED STOCK

I.DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation. The designation of said series of preferred stock shall be Series C Preferred Stock, $0.0001 par value per share (the “Series C Preferred Stock”).

B.Number of Shares. The number of shares of Series C Preferred Stock authorized shall be Twenty Million (20,000,000) shares. Each share of Series C Preferred Stock shall have a stated value equal to $0.0001 per share (as may be adjusted for any stock dividends, combinations, or splits with respect to such shares) (the “Series C Stated Value”).

C.Dividends. The Series C Preferred Stock is not entitled to receive dividends.

II.LIQUIDATION RIGHTS

The Series C Preferred Stock is entitled, in the event of any voluntary liquidation, dissolution, or winding up of the Corporation, to receive payment or distribution of a preferential amount before any payments or distributions are received by any class or series of preferred or common stock whether now existing or created in the future.

III.CONVERSION

With the consent of the holder(s) representing a majority of the issued and outstanding shares of Series C Preferred Stock, which may be withheld for any reason or no reason, each outstanding share of Series C Preferred Stock may be convertible into the 20 shares of Common Stock of the Corporation.

Before any proposed conversion, the holder of Series C Preferred Stock desiring to convert into Common Stock shall notify the other holders of Series C Preferred Stock requesting consent of such conversion.  If the consent of the holder(s) representing a majority of the issued and outstanding shares of Series C Preferred Stock is granted, the holder of Series C Preferred Stock desiring to convert into Common Stock shall surrender her, his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of Common Stock to which such holder is entitled pursuant to this Article. On the date of conversion, all rights with respect to the Series C Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of Common Stock into which such Series C Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his/her attorneys duly authorized in writing. All certificates evidencing Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the Series C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such conversion and the surrender of the certificate or certificates for Series C Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full Common Stock issuable on such conversion in accordance with the provisions hereof; provided; however, such certificate shall contain a restrictive legend with respect to its transferability pursuant to applicable laws.

IV.RANK

All shares of the Series C Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $0.0001 per share (“Common Stock”), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Article IV, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series C Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

V.VOTING RIGHTS

The Series C Preferred Stock is non-voting stock and, thus, holders of the Series C Preferred Stock shall not be entitled to vote on any matters for which a shareholder vote is requested except as set forth in Article VII below..

VI.DRAG ALONG RIGHTS

(a) In the event that any holder(s) of Series C Preferred Stock proposes to sell, or otherwise dispose of, to a Person or a group of Persons, other than an Affiliate of the transferring shareholders (a “Purchaser”), shares of Series C Preferred Stock representing conversion rights equal to more than fifty percent (50%) of the then outstanding shares of Common Stock (calculated on a fully diluted basis)(a “Majority Sale”), such shareholders(s) (the “Proposing Stockholders”), shall have the right (the “Drag Along Right”) to require each of the other holders of Series C Preferred Stock to sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Purchaser a number of shares of Series C Preferred Stock (and shares of Common Stock) held by each such other shareholder(s) as shall equal the same percentage of the shares of Series C Preferred Stock held by such other shareholders as the percentage of the shares of Series C Preferred Stock held by the Proposing Stockholders that the Proposing Stockholders propose to sell to the Purchaser, upon the same terms (including the purchase price) and subject to the same conditions as are applicable to the Proposing Stockholders.

(b) The Proposing Stockholders shall provide notice to each of the other Shareholders (a “Drag Along Notice”) of (i) the Proposing Stockholders’ intent to exercise their Drag Along Right in accordance with this article; (ii) the identity of the proposed Purchaser in such Majority Sale and (iii) a summary of the purchase price and other relevant terms and conditions of such Majority Sale, no later than ten (10) days prior to the proposed closing of such Majority Sale. At the closing of the sale pursuant to the Drag Along Right, the Proposing Stockholders and the other shareholders subject to such Drag Along Right shall deliver to the proposed Purchaser certificates representing their shares of Series C Preferred Stock (and shares of Common Stock), duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, and the Purchaser shall pay to each such shareholder the consideration due to it in accordance with the terms of such transaction, and this designation. Notwithstanding the foregoing, any such transaction may be structured as a merger, consolidation, amalgamation or similar transaction at the discretion of the Proposing Stockholders and the Purchaser and, in such event, each shareholder subject to the Drag Along Right agrees, if such transaction entitles shareholders to vote thereupon or consent thereto, (x) to vote all of the shares of (and shares of Series C Preferred Stock) held by such shareholder in favor of, or to consent to, any such transaction and (y) if applicable, not to exercise any appraisal or similar rights with respect to such transaction.

VII.PROTECTION PROVISIONS

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the written consent of a majority of the holders of Series C Preferred Stock, alter or change the rights, preferences, or privileges of the Series C Preferred Stock so as to affect adversely the holders of Series C Preferred Stock.

VIII.MISCELLANEOUS

A.Status of Redeemed Stock. In case any shares of Series C Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall  resume the status of authorized  but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

B.Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificates.

C.Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may  be waived  as to all shares of Series C Preferred  Stock (and  the holders thereof) upon the unanimous written consent of the holders of the Series C Preferred Stock.

D.Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail  (return  receipt  requested)  or  delivered personally, by nationally recognized overnight carrier or by confirmed email transmission, and shall be effective five (5) days after being placed  in the mail,  if  mailed, or  upon  receipt or  refusal of receipt, if delivered personally or by nationally recognized overnight carrier  or  confirmed email transmission,  in each case addressed  to a party as set forth below, or such other address and telephone and fax number and email address as may be designated in writing hereafter in the same manner as set forth in this Article.

If to the Corporation:

EcoPlus, Inc.

120 Washington St, STE 202

Salem, MA 01970

If to the holders of Series C Preferred Stock, to the address listed in the Corporation’s books and records.